Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of March 11, 2020 by and between James L. Pokluda, III (the “Executive”) and Houston Wire & Cable Company, a Delaware corporation (the “Company”), with respect to the Amended and Restated Executive Employment Agreement, dated as of January 1, 2017 by and between the Executive and the Company (the “Employment Agreement”).

RECITALS

A.       The Company currently employs the Executive pursuant to the Employment Agreement;

B.       The Compensation Committee of the Board of Directors of the Company and the Executive agreed to a modification of the incentive compensation program for the Executive; and

C.       The Company and Executive desire to amend the Employment Agreement as herein set forth to reflect certain mutually agreed changes to the scope and operation of the incentive compensation program.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Incentive Compensation Program. Section 3.2 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

3.2       Incentive Compensation Program. The Company shall pay the Executive an annual bonus (“Incentive Bonus”) of up to 140% of his Base Salary for each full fiscal year of the Company in which the Executive is employed by the Company, based upon achievement of one or more performance measures established for such fiscal year as described in this Section 3.2. A Target amount, as well as Threshold and Maximum amounts, will be established for each performance measure. Performance at the Target level for each performance measure for a fiscal year shall entitle the Executive to an Incentive Bonus equal to 80% of the Executive’s Base Salary for that fiscal year. Performance at the Threshold level for each performance measure shall entitle the Executive to an Incentive Bonus equal to 25% of the Incentive Bonus payable at the Target level (i.e., 20% of the Executive’s Base Salary for that fiscal year), and performance at or above the Maximum level for each performance measure shall entitle the Executive to an Incentive Bonus equal to 175% of the Incentive Bonus payable at Target (i.e., 140% of the Executive’s Base Salary for that fiscal year). If the Company performs at a level that is between Threshold and Target, or between Target and Maximum, for a performance measure, the portion of the Incentive Bonus attributable to that performance measure shall be a percentage of the Executive’s Base Salary for that fiscal year calculated on a straight line basis between the percentages that would apply at those two levels.  If performance does not achieve the

Threshold level for a performance measure in any fiscal year, the Executive shall not be entitled to any portion of the Incentive Bonus attributable to that performance measure for that fiscal year. As used in this Section 3.2, “Base Salary” means the rate of Base Salary in effect for a majority of that fiscal year (or, if no Base Salary rate was in effect for a majority of such fiscal year, then a rate equal to the actual Base Salary paid for that fiscal year). No later than 90 days after the beginning of each fiscal year, the Board (or the Compensation Committee) and the Executive shall mutually agree upon the performance measures for such fiscal year and their relative weightings, which performance measures will be consistent with the Company’s business plan approved by the Board for such fiscal year. Except as provided for in this Agreement, the Company shall not be obligated to pay any Incentive Bonus for any fiscal year unless the Executive is employed by the Company at the end of that fiscal year. The Executive shall be paid the Incentive Bonus by March 15 of the year following the fiscal year to which the Bonus relates, provided that if the audit of the Company and its Subsidiaries is not completed by such date, payment shall be made within 60 days following the completion of the audit, but no later than December 31 of such year. The Executive’s Threshold, Target and Maximum amounts (expressed as a percentage of Base Salary) will be subject to annual reviews and adjustments (but not decreases to the Target or Maximum amounts) as approved by the Board and the Compensation Committee.

3.       Full Force and Effect. The Employment Agreement, as amended by this Amendment, shall remain in full force and effect.

4.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first above written.

HOUSTON WIRE & CABLE COMPANY /s/ William H. Sheffield		EXECUTIVE: /s/ James L. Pokluda III
By:	William H. Sheffield	James L. Pokluda III
Its:	Chairman of the Board

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